Exhibit 99.1

International Headquarters
One Enterprise Aliso Viejo, CA 92656
949.461.6000 FAX 949.461.6636
Contact:
Laurie W. Little
949-461-6002
VALEANT PHARMACEUTICALS ANNOUNCES INCREASE IN SHARE REPURCHASE AUTHORIZATON
     ALISO VIEJO, Calif., June 17, 2008 – Valeant Pharmaceuticals International (NYSE: VRX) today announced that its board of directors has authorized the repurchase of an additional $100 million of its outstanding common stock under its 2007 stock repurchase program. This repurchase authorization raises the aggregate repurchase authorization to $300 million from the $200 million over a period of 24 months previously approved by the board on June 7, 2007. The repurchase program is designed to increase shareholder value and reflects the company’s confidence in the long-term value of its common stock.
     “The board’s authorization of the additional $100 million to the share repurchase program underscores its continued confidence in our strategy and our commitment to enhancing shareholder value,” said J. Michael Pearson, chairman and chief executive officer. “In addition, as we continue to receive cash from our planned divestitures, we have greater flexibility to engage in this repurchase program while continuing to strategically invest in our business to drive long-term growth.”
     Under the stock repurchase program, the company may selectively repurchase its stock from time to time on the open market, in privately negotiated transactions or otherwise, at times and in amounts as the company deems appropriate. The number of shares to be purchased and the timing of purchases may be subject to various factors, which may include the price of the common stock, general market conditions, corporate and regulatory requirements, including restrictions in the company’s debt covenants, and alternate investment opportunities. The share repurchase program may be modified or discontinued at any time.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
FORWARD-LOOKING STATEMENTS:
     This press release contains forward-looking statements, including, but not limited to, statements regarding the company’s share repurchase program and its effect on shareholder value, and the ability of the company to repurchase its shares and the factors that may influence the company’s determination as to whether and when to repurchase its shares. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to the execution and success of the company’s share repurchase program and its ability to increase shareholder value, the ability of the company to fund the repurchase program and other strategic initiatives, market conditions and other factors that may influence the company’s determination as to whether and when to repurchase its shares, the ability of the company to complete the program in compliance with applicable requirements, including debt covenants, and other risks and uncertainties discussed in the company’s filings with the SEC. Valeant wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Valeant also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
###